UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2021

SYNDAX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37708	32-0162505
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building D, Floor 3 35 Gatehouse Drive Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 419-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SNDX	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2021, Syndax Pharmaceuticals, Inc. (the “Company”) entered into Amendment No. 1 to the Company’s Loan and Security Agreement (the “First Amendment”) with the several banks and financial institutions or entities from time-to-time party thereto (collectively, the “Lender”) and Hercules Capital, Inc., in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”). The First Amendment amended that certain Loan and Security Agreement dated as of February 7, 2020 (the “Existing Loan Agreement,” as amended by the First Amendment, the “Loan Agreement”) among the Borrower, the Lender and the Agent.

The First Amendment increases the amount that the Company may borrow by $50.0 million, from up to $30.0 million to up to $80.0 million, in multiple tranches.  The First Amendment increases the second tranche (“Tranche 2”) from $10.0 million to $30.0 million with $15.0 million being available at the Company’s option through April 30, 2022 and another $15.0 million being available at the Company’s option through November 30, 2022, which availability period will be extended to April 30, 2023 if the first $15.0 million is drawn prior to April 30, 2022.  The First Amendment also provides for a third tranche of $30.0 million (“Tranche 3”), which is available, subject to the Agent’s investment committee approval, through the Interest-Only Period (as defined below). The Company’s only borrowings to date under the Loan Agreement are the first tranche of $20.0 million, which the Company drew upon the closing of the Loan Agreement on February 7, 2020.

Additionally, the First Amendment, among other things, (i) extended the expiration of the period in which interest-only payments on borrowings under the Loan Agreement are required from October 1, 2021 to January 1, 2023, which is further extendable to December 31, 2023 upon the partial or full draw of Tranche 2 (the “Interest-Only Period”), (ii) extended the maturity date of Loan Agreement from September 1, 2023 to April 1, 2024, (iii) decreased the annual interest rate from the greater of (w) 9.85% or (x) 5.10% plus the Wall Street Journal prime rate to the greater of (y) 9.25% or (z) 6.00% plus the Wall Street Journal prime rate, (iv) applies a facility charge equal to 0.50% of any future draws, (v) applies a 4.99% end of term charge to any future draws payable on the maturity date, (vi) permits the entry into the Collaboration and License Agreement as previously disclosed with Incyte Corporation, and (vii) adds a minimum cash covenant applicable on the occurrence of certain events.  The First Amendment also resets the prepayment premium requirements as of the date of the First Amendment so that any prepayments are subject to a prepayment premium equal to (i) 2.0% of the principal amount outstanding if the prepayment occurs during the first year following the Loan Amendment, (ii) 1.5% of the principal amount outstanding if the prepayment occurs during the second year following the Loan Amendment, and (iii) 1.0% of the principal amount outstanding at any time thereafter but prior to the Maturity Date.

The foregoing description of the First Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the First Amendment, a copy of which the Company will file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2021.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above relating to the Loan Agreement is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Luke J. Albrecht
Luke J. Albrecht
General Counsel and Corporate Secretary

Dated: December 23, 2021